Exhibit 99.1
CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5680
General Maritime Corporation Declares Third Quarter 2009
Dividend of $0.125 Per Share
New York, New York, November 12, 2009 — General Maritime Corporation (NYSE: GMR) today announced the Company’s Board of Directors declared a quarterly dividend for the three months ended September 30, 2009 of $0.125 per share. The dividend is payable on December 4, 2009 to shareholders of record as of November 23, 2009. Including the Q3 2009 dividend, General Maritime has declared cumulative quarterly and special dividends of $21.615 per share.
About General Maritime Corporation
General Maritime Corporation is a leading provider of international seaborne crude oil transportation services. General Maritime also provides transportation services for refined petroleum products. General Maritime’s vessels operate principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 31 tankers — two Very Large Crude Carriers, twelve Aframax, eleven Suezmax tankers, two Panamax and four Handymax product tankers — with a total carrying capacity of approximately 4.0 million dwt.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in the Company’s view, could cause actual results to differ materially from the forward looking statements contained in this press release are those listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2008 and its subsequent reports on Form 10-Q and Form 8-K. The Company’s ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company’s financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary from the amounts currently estimated.
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